Exhibit 10.2

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”) effective as of April 27, 2020 (the “Effective Date”) is made by and between Escalade, Incorporated, an Indiana corporation (the “Company”), and Scott Sincerbeaux (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive wish to enter into this Agreement to set forth the rights and obligations of each of them with respect to any termination of the Executive’s employment with the Company.

WHEREAS, the Board of Directors of the Company (the “Board”) further believes that it is in the best interest of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, and to encourage the Executive’s full attention and dedication to the Company;

WHEREAS, in order to accomplish the foregoing objectives, the Company and the Executive desire to enter into this Agreement which, among other things, provides for the payment of compensation and benefits payable to the Executive if the Executive’s employment terminates in certain circumstances.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Definitions. As used herein, capitalized terms shall have the meanings set forth in the body of this Agreement or in Appendix I.

2.       Employment at Will. Notwithstanding anything herein to the contrary, and subject to the provisions of any other agreement between the Executive and the Company, the Executive shall remain an employee at will and nothing herein shall confer upon the Executive any right to continued employment and nothing herein shall affect the right of the Company to terminate the Executive for any reason not prohibited by law; provided, however, that any such removal shall be without prejudice to any rights the Executive may have to receive payments and benefits pursuant to this Agreement.

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3.       Term of Agreement. This Agreement will begin on the date hereof and will continue in effect through December 31, 2022, unless extended as provided in this Section 3. On December 31, 2022 or the anniversary date of any term thereafter (a “Renewal Date”), this Agreement will expire unless the Company, upon approval of the Board, provides written notice to the Executive not later than one month prior to such expiration that it has elected to extend this Agreement for an additional one-year period (e.g. if notice to extend is given on or before November 30, 2022, then this Agreement will be extended through December 31, 2023; if no notice is given, then this Agreement will terminate as of 11:59 p.m. on December 31, 2022). Notwithstanding anything contained herein to the contrary, in the event that the Company chooses not to extend this Agreement and the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason on or prior to November 30 of the calendar year following the end of the term of the Agreement as provided in this Section 3, then the Executive shall be entitled to receive payments as set forth in Section 4(c) below. Notwithstanding the foregoing, (a) if a Change in Control of the Company occurs during the term of this Agreement, then the term of this Agreement will be extended for 12 months beyond the end of the month in which any such Change in Control occurs, or (b) if the Executive’s employment with the Company is terminated at any time prior to a Change in Control of the Company but after the commencement of discussions with a third party relating to such a possible Change in Control which Change of Control is consummated with that third party within 12 months after the date of the Executive’s termination of employment with the Company, then (i) the term of this Agreement will be deemed to have continued in full force and effect through the end of the month in which such Change in Control occurred, and (ii) the Executive shall be entitled to compensation under this Agreement as provided herein as if this Agreement and Executive’s employment with the Company had terminated as of such month-end, provided, however, that any Severance Benefits previously paid to the Executive shall be credited towards any additional amounts due to the Executive upon such a Change of Control.

4.       Compensation Payable on Termination. In connection with a termination of the Executive’s employment with the Company, the Executive shall be entitled to receive the following compensation as applicable (the “Severance Benefits”):

(a)	Upon Death or Disability. In the event of termination of the Executive’s employment with the Company due to the Executive’s death or Disability, the Company shall pay the Executive, his estate, surviving spouse or other representative his Base Salary for an additional six months from the day of such death or Disability.

(b)	Upon Cause or Voluntary Termination. In the event of termination of the Executive’s employment by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay the Executive his Base Salary and continue his Employee Benefits through the Executive’s last day of employment; provided, however, the Executive shall not be entitled to any additional compensation, Incentives or Employee Benefits other than compensation or Employee Benefits already paid or received through the date of termination and the Executive shall forfeit any unvested shares upon the date of such termination. Also, in the event of termination of Executive’s employment by the Company for Cause or by the Executive other than for Good Reason less than two years after his employment commenced with the Company, the Executive shall reimburse the Company for all relocation costs paid by the Company to be prorated over such two year period.

(c)	Without Cause or Upon Good Reason. In the event of termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, the Company shall:

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(i) pay to the Executive one year Base Salary (for the period commencing on the day following such termination and ending on the first anniversary of such termination), payable in 12 monthly installments and in accordance with the regular payroll practices of the Company as applicable to the Executive immediately prior to termination;

(ii) accelerate the vesting of the following portion of any unvested shares of restricted stock and restricted stock units (“RSUs”) then held by the Executive, (x) if Executive is terminated less than two years after his employment commenced, then one-third (1/3) vesting of any otherwise unvested shares and unvested RSUs; or (y) if Executive is terminated more than two years after his employment commenced, then two-thirds (2/3) vesting of any otherwise unvested shares and unvested RSUs; and

(iii) at the end of the Company’s fiscal year in which such termination occurs, the Company will determine if Incentives have been met and the incentive compensation amount payable if the Executive had served the full year and the Company shall pay the Executive the proportionate amount of such incentive compensation on the same date the Company first makes incentive payments to other employees receiving similar Incentives, provided, however, that no proration will occur if termination would occur on or prior to December 31, 2020.

All shares of restricted stock and all RSUs that have not vested as of Executive’s termination of employment and that are not accelerated in accordance with this Section 4(c) shall be forfeited.

(d)	Health Insurance. Following any termination of the Executive’s employment, the Executive and his family members who are then covered by the Company’s medical plan shall be entitled to the continuation of such health care benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act or any substantially equivalent successor law (“COBRA”), subject to meeting ongoing eligibility requirements. If termination of the Executive’s employment is subject to clauses (a) or (c) above, then the Company will pay the applicable COBRA premiums on his behalf (for the Executive and his family members who were covered as of the date of termination) for 12 months following such termination and the Executive shall be responsible for all COBRA premiums thereafter. If termination of the Executive’s employment was for any reason other than as covered by clauses (a) or (c) above, then the Executive shall be responsible for all COBRA premiums.

(e)	Personal Property. Promptly following the Executive’s termination of employment with the Company, the Executive may remove all of his personal items, including office furnishings, from the Company’s offices. Upon the Company’s request, the Executive shall provide reasonably satisfactory evidence of ownership of any or all such items to the Company.

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5.       Condition Precedent to Payment of Severance Benefits; Clawback Rights.

(a)	The Company’s payments of the Severance Benefits contemplated by Section 4(c), and (d) will be conditioned on the Executive’s signing and not revoking a general waiver and release of claims, and an agreement not to compete against the interests of the Company or to solicit employees or customers and not disparage the Company nor disclose trade secrets or confidential information for a period of time extending from the termination of the Executive’s employment with the Company until 12 months following the Executive’s termination of employment in substantially the form attached hereto as Exhibit A. If Executive does not comply with the provisions of this Section 5, the Company shall have no obligation to pay the Severance Benefits contemplated by Section 4(c) and (d); it being acknowledged and agreed by the Executive that the Company has advised the Executive to consult with an attorney before executing this Agreement, that the Executive understands the terms and conditions of this Agreement and of the attached form of waiver and release agreement, that the Executive understands that his failure or refusal to deliver such a signed waiver and release agreement for any reason will result in his not receiving the Severance Benefits otherwise due to him under this Agreement, and that the Executive is entering into this Agreement of his own free will and not as the result of any coercion, duress, or other similar action taken by the Company or any other person or entity. The Company agrees that the Company’s refusal or other failure to sign a waiver and release agreement in the form of Exhibit A shall not excuse the Company from making the payments contemplated by this Section 5(a).

(b)	Executive agrees that nothing in this Agreement nor the waiver and release agreement when executed shall relieve Executive of his obligations under, nor the Company of its legal requirement to continue to enforce, the Company’s Policy for Recovery of Incentive Compensation as then in effect at the time of the Executive’s termination of employment. Accordingly, notwithstanding anything in this Agreement or in the waiver and release agreement when executed, the Executive acknowledges and agrees that the Company shall be entitled to recover from the Executive incentive based compensation paid to Executive, whether as part of the Severance Benefits or as may have been paid to Executive prior to termination of employment, and whether or not the Company’s Policy for Recovery of Incentive Compensation is still in effect, in the event of a Required Restatement of Financial Statements or upon a determination by the Company’s Compensation Committee of its Board of Directors that the Executive engaged in Misconduct while employed by the Company. In the event of such a Required Restatement of Financial Statements or the Executive’s Misconduct, the Company shall be entitled to recover from the Executive, and the Executive shall pay to the Company, any and all excess incentive based compensation paid to the Executive within the three years prior to the date the Company concludes that a Required Restatement of Financial Statements is required, or any and all incentive based compensation paid to the Executive within the three years prior to the date of the Misconduct, whichever is applicable.

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6.       IRC Section 409A. It is the parties’ intention that the various applicable provisions of this Agreement are either exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or satisfy the requirements of Section 409A of the Code. The parties agree that this Agreement shall be interpreted accordingly, including without limitation the following provisions:

(a)	If at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any other guidance promulgated thereunder, no Severance Benefit that may be considered deferred compensation under Section 409A of the Code and that is payable on account of the Executive’s Separation from Service may be paid prior to the earlier of: (i) the expiration of the six-month period measured from the date of the Executive’s separation of service under Section 409A of the Code, or (ii) the Executive’s death. Notwithstanding the foregoing, any portion of the Severance Benefits that would otherwise be payable during the six-month period from the date of the Executive’s separation of service, but that is not treated as a payment of deferred compensation under Section 409A of the Code either due to (i) the application of the short-term deferral rule or (ii) because such Severance Benefits are separation pay due to involuntary separation from service that satisfies the amount and duration limits of Section 409A of the Code, may be paid in the six-month period from the Executive’s separation of service.

(b)	Any portion of the Severance Benefits that would otherwise be payable during the six-month period from the date of the Executive’s separation from service, but that cannot be paid at that time under the preceding paragraph shall accrue and become payable on the date that is six months and one day following the date of the Executive’s separation from service. All subsequent Severance Benefits, if any, will be payable in accordance with the applicable payment schedule. For these purposes, each Severance Benefit payment is hereby designated as a separate payment and will not collectively be treated as a single payment. This provision is intended to comply with the requirements of Section 409A of the Code so that none of the Severance Benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Company and the Executive agree to work together in good faith to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A of the Code.

7.       Effect of Certain Payments. Notwithstanding anything herein to the contrary, if any payment or right accruing to the Executive hereunder (without the application of this Section 7), either alone or together with other payments or rights accruing to the Executive from the Company would constitute a “parachute payment” (as defined in Section 280G of the Code), and regulations thereunder), such payment or right shall be reduced to the largest amount that will result in no portion of the amount payable or right accruing hereunder being subject to an excise tax under Section 4999 of the Code, unless the Executive would be in a better after-tax economic position if no such reduction were to occur. The determination of the amount of any potential reduction in the rights or payments shall be made in good faith by the Company. The Executive shall cooperate in good faith with the Company in making such determination and providing the necessary information for this purpose.

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8.       Withholding of Taxes. The Company will withhold from any amounts payable under this Agreement all federal, state, city or other taxes as required by law.

9.       Confidentiality. Executive understands and agrees that:

(a)	in the course of the Executive’s employment with the Company, the Executive will be entrusted with or obtain access to information proprietary to the Company with respect to the following (all of which information is referred to hereinafter collectively as the “Information”): the organization and management of the Company; the names, addresses, buying habits, and other special information regarding past, present and potential customers, employees and suppliers of the Company; customer and supplier contracts and transactions or price lists of the Company and their suppliers; products, services, programs and processes sold, licensed or developed by the Company; technical data, plans and specifications, present and/or future development projects of the Company; financial and/or marketing data respecting the conduct of the present or future phases of business of the Company; computer programs, systems and/or software; ideas, inventions, trademarks, trade secrets, business information, know-how, processes, improvements, designs, redesigns, discoveries and developments of the Company; and other information considered confidential by any of the Company or its customers or suppliers. At all times during the Executive’s employment with the Company and thereafter, the Executive agrees to retain the Information in absolute confidence and not to disclose the Information to any person or organization except as required in the performance of the Executive’s duties for the Company, without the express written consent of the Company; provided that the Executive’s obligation of confidentiality shall not extend to any Information which becomes generally available to the public other than as a result of disclosure by the Executive, and further provided that, pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(b)	notwithstanding the foregoing, in the event that the Executive is requested or required by law, regulatory authority or other applicable judicial or governmental order to disclose any Information, the Executive will provide the Company with prompt notice of any such request or requirement (if legally permissible) so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement with respect to non-disclosure of such Information. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the terms hereof as set forth above, the Executive may disclose only that portion of the Information which is legally required.

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10.       Covenant Not to Compete.

(a)	At all times during the course of the Executive’s employment with the Company, the Executive shall engage in no other business activities other than the business of the Company and its subsidiaries, unless otherwise agreed in writing by the Company’s Board of Directors. Further, at all times during the course of the Executive’s employment with the Company and continuing for a period of 12 months thereafter (or if this period is unenforceable by law, then for such shorter period as shall be enforceable), the Executive will not engage in any business offering products or services related to the business of the Company and its affiliates, whether as a principal, partner, joint venture, agent, employee, salesman, consultant, director or officer, where such business or business activity is in competition with the Company in any geographic market where the Company does business.

(b)	The Executive acknowledges and agrees that the covenants, restrictions, agreements, and obligations set forth herein are founded upon valuable consideration, and, with respect to the covenants, restrictions, agreements, and obligations set forth in this Section 10 are reasonable in duration and geographic scope. The time period and geographical area set forth in this Section 10 are each divisible and separable, and, in the event that the covenant not to compete would be judicially held invalid or unenforceable as to such time period and/or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. The Executive agrees that in the event that any court of competent jurisdiction determines that the above covenant is invalid or unenforceable to join with the Company in requesting such court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, it is agreed that any period of restriction or covenant hereinabove stated shall not include any period of violation or period of time required for litigation or arbitration to enforce such restrictions or covenants.

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11.       Resolution of Differences Over Breaches of Agreement. Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to this Agreement, or the breach thereof, or arising out of any other matter relating to the termination of Executive’s employment with the Company, the parties may seek recourse only for temporary or preliminary injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, the Company and the Executive agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in Evansville, Indiana in accordance with this Section 11 and the Employment Arbitration Rules of the American Arbitration Association (“AAA”). The matter shall be heard and decided, and awards rendered by a single arbitrator mutually acceptable to the Company and the Executive, provided, that if they cannot agree on an arbitrator, the AAA shall select the arbitrator. The award rendered by the arbitrator shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof. The Company and the Executive will each bear their own costs for legal representation in any arbitration, except that the arbitrator will have the authority to award all remedies provided by applicable law, including recovery of attorney fees when so provided by applicable law. The Company will pay all arbitrators’ fees and other administrative fees in connection with any arbitration hereunder; provided, however, that the arbitrator may require all or a portion of such fees and expenses to be paid by the Executive in the event the arbitrator determines that the Executive’s position in the arbitration proceeding was without merit (which for purposes of this Agreement shall mean a position that is made for an improper purpose or that contains frivolous arguments or arguments that have no evidentiary support).

12.       Damages. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment, or to measure the amount of damages which the Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the Severance Benefits by the Company to the Executive under Sections 4(a) and (c) above in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable and will be liquidated damages, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever the Executive receives or is entitled to create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise. The Company shall not be entitled to set off or counterclaim against amounts payable hereunder with respect to any claim, debt, or obligation of the Executive.

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13.       Enforcement Costs; Interest. The Company is aware that, upon the occurrence of a Change in Control of the Company, the Board or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation, arbitration, or other legal action seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation, arbitration, or other legal action nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive under this Agreement. Accordingly, if following a Change in Control it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institute any litigation or other legal action designed to deny, diminish, or to recover from the Executive, the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel (legal and accounting) of the Executive’s choice at the expense of the Company as provided in this Section 13 to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder, or other person affiliated with the Company. The reasonable fees and expenses of counsel selected from time to time by the Executive as provided in this Section 13 shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices. In all events, such amounts shall be paid within thirty days following the Executive’s delivery to the Company of such counsel’s invoice(s) for services rendered. In any action involving this Agreement, the Executive shall be entitled to prejudgment interest on any amounts found to be due him from the date such amounts would have been payable to the Executive pursuant to this Agreement at an annual rate of interest equal to the prime commercial rate in effect at JPMorgan Chase Bank, N.A., or its successor from time to time during the prejudgment period plus two percent.

14.        Arrangements Not Exclusive. The specific benefit arrangements referred to in this Agreement are not intended to exclude the Executive from participation in or from other benefits available to executive personnel generally or to preclude the Executive’s right to other compensation or benefits as may be authorized by the Board at any time. The provisions of this Agreement and any payments provided for hereunder shall not reduce any Incentives to which the Executive then may be entitled or any other amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as the result of the passage of time under any compensation plan, benefit plan, incentive plan, stock option plan, employment agreement, or other contract, plan, or arrangement except as may be specified in such contract, plan, or arrangement.

15.       Waiver. The waiver by a party hereto of any breach by the other party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by a party hereto.

16.       Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. The Company shall be obligated to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Company’s business or assets, by a written agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. This Agreement shall inure to the extent provided hereunder to the benefit of and be enforceable by the Executive or his legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Executive may not delegate any of his duties, responsibilities, obligations or positions hereunder to any person and any such purported delegation by him shall be void and of no force and effect with respect to matters relating to his employment and termination of employment. Without limiting the foregoing, the Executive’s rights to receive payments and benefits hereunder shall not be assignable or transferable, other than a transfer by the Executive’s will or by the laws of descent and distribution.

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17.       Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered or when sent by first class certified or registered mail, postage prepaid, return receipt requested; in the case of the Executive, to his residence address as set forth in the books and records of the Company, and in the case of the Company, to the address of its principal place of business, to such person or at such other address with respect to each party as such party shall notify the other in writing.

18.       Waiver of Notice of Special Board Meetings. The Executive hereby waives notice of the calling of any special meeting of the Board at which the primary item of the meeting agenda is to consider the renewal or non-renewal of this Agreement and/or the ongoing employment of the Executive. The Executive agrees that he may not, and will not, challenge the validity of any such Board action on the basis of his not receiving notice of or his non-participation in any such meeting.

19.       Entire Agreement. This Agreement contains the entire agreement of the parties concerning the matters set forth herein and all promises, representations, understandings, arrangements and prior agreements regarding the subject matter hereof are merged herein and superseded hereby, except for the offer letter of employment dated March 30, 2020 and the relocation expenses agreement dated as of the date hereof, each between the Company and the Executive. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought. No person acting other than pursuant to a resolution of the Board of Directors shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto or to exercise any of the Company’s rights to terminate this Agreement.

20.       Construction of Agreement.

(a)	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Indiana without regard to its conflict of law provisions.

(b)	Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or unpaired thereby.

(c)	Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

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21.       Counterparts. This Agreement may be signed in counterparts and each counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

[Signatures on next page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“EXECUTIVE”	“COMPANY”

ESCALADE, INCORPORATED

/s/SCOTT SINCERBEAUX	By:	/s/EDWARD E. WILLIAMS
Scott Sincerbeaux	Name:	Edward E. Williams
	Title:	Compensation Committee Chairman and Director

[Signature Page to Executive Severance Agreement]

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APPENDIX I

Definitions

“Base Salary” shall mean the Executive’s annual base salary as in effect on the applicable dates, which base salary may be adjusted by the Board from time to time. Base Salary shall be deemed to accrue from day to day such that in the event of any termination of the Executive’s employment, payment shall be made to him pro rata on a time basis up to the date of such termination.

“Cause” shall mean any termination of the Executive’s employment by the Company due to: (i) the Executive’s commission of a fraud with respect to the Company or its subsidiaries; (ii) the Executive’s indictment for the commission of a felony; (iii) the Executive’s willful or intentional disregard of the express instructions of the Company’s Board of Directors, which disregard continues for not less than 15 days following the Executive’s receipt of written notice of such disregard; (iv) the Executive’s willful or intentional misconduct or gross negligence resulting in material harm to the Company or its subsidiaries; (v) the Executive’s violation of any policy or procedure of the Company resulting in material harm to the Company or its subsidiaries; or (vi) the Executive’s willful or intentional failure (other than as a result of absence due to illness or injury or permitted leave) to perform the Executive’s duties or responsibilities as the Chief Executive Officer and President of the Company, which failure continues for not less than 15 days following the Executive’s receipt of written notice of such failure.

“Change in Control” shall be as defined in the Company’s 2017 Incentive Plan, which means the occurrence of any one of the following events:

(i)       During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)       Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (a) by the Company or any subsidiary, (b) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (c) by any underwriter temporarily holding securities pursuant to an offering of such securities, (d) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (e) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 40% or more of Company Voting Securities by such person;

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(iii)       The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (a) more than 60% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 40% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (c) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (a), (b) and (c) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv)       The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets; or

(v)       The occurrence of any other event that the Board determines by a duly approved resolution constitutes a Change in Control.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 40% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

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“Disability” means that the Executive is unable to substantially perform his duties and obligations as the Company’s Chief Executive Officer and President by reason of any medically determinable physical or mental impairment that reasonably can be expected to result in death or to last for a continuous period of more than three months. The Company’s Board of Directors may require or seek such proof of Disability as the Board of Directors in its sole and absolute discretion deems appropriate and the Board’s Committee's determination as to whether the Executive is disabled shall be final and binding on all parties concerned.

“Employee Benefits” shall mean the Company’s retirement, insurance and other fringe benefit programs in which the Executive may participate in from time to time, if any, in accordance with the terms and conditions of such benefit programs and subject to the eligibility requirements of the applicable plan.

“Good Reason” shall mean the Executive’s resignation of employment with the Company following (unless otherwise consented to in writing by the Executive): (i) the Company’s requiring the Executive to relocate anywhere in excess of 50 miles from the Company’s corporate offices in Evansville, Indiana; (ii) the Company requiring the Executive to perform duties or responsibilities which are inconsistent with the positions of the Chief Executive Officer and President; (iii) removing the Executive from the positions of Chief Executive Officer and President, provided, however, in the event that the Board would choose to separate the offices of Chief Executive Officer and President, it shall not constitute Good Reason if the Company hires a President other than the Executive but the Executive remains as Chief Executive Officer; (iv) any material breach of the terms of this Agreement by the Company; or (v) the Board requests the Executive’s resignation in lieu of a termination without Cause; provided, however, that except with respect to the foregoing clause (v) for the Executive’s resignation to constitute Good Reason, the Executive must give written notice to the Company of the event constituting Good Reason within 90 days of the occurrence of the event, the Company must fail to cure such event within 30 days thereafter, and the Executive must resign within 30 days following the expiration of the Company’s 30 day cure period.

“Incentives” shall mean the Company’s bonus and incentive plans in which the Executive may participate in from time to time, if any, in accordance with the terms and conditions of such benefit programs and subject to the eligibility requirements of the applicable plan.

“Misconduct” shall mean (i) the conviction of the Executive of, or plea of nolo contendere by the Executive to, a felony or misdemeanor involving moral turpitude; (ii) the indictment of the Executive for a felony or misdemeanor under the federal securities laws; (iii) the willful misconduct or gross negligence by the Executive resulting in material harm to the Company or a subsidiary of the Company; (iv) the willful breach by the Executive of his duties or responsibilities resulting in material harm to the Company or a subsidiary of the Company; or (v) fraud, embezzlement, theft or dishonesty by the Executive against the Company or any subsidiary, or willful violation by the Executive of a policy or procedure of the Company or any subsidiary, resulting in any case in material harm to the Company or any subsidiary.

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“Required Restatement of Financial Statements” shall mean any requirement that the Company’s financial statements be restated due to material noncompliance with any financial reporting requirements under the federal securities laws (other than a restatement due to a change in accounting rules), which results in any incentive-based compensation previously awarded or paid to the Executive to be in excess of what would have been awarded or paid to the Executive based upon the restated financial statements, if: (i) as a result of the restatement, a performance measure which was a material factor in determining the incentive-based compensation received by the Executive is restated; and (ii) in the determination of the Compensation Committee of the Company’s Board of Directors, a lower payment or award would have been made to the Covered Person based upon the restated financial results.

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EXHIBIT A

Form Of Waiver, Release, Non-Competition, Non-Solicitation and Non-Disclosure Agreement

AGREEMENT

The following is an agreement (the “Agreement”) made and entered into on this ___ day of __________________, 20__ (the “Effective Date”) by and between Scott Sincerbeaux (“Executive”) and Escalade, Incorporated, an Indiana corporation (“Escalade”) regarding Executive’s termination from all positions held by Executive with Escalade and its various subsidiaries and affiliates. Escalade and Executive are sometimes referred to collectively as the “parties” and individually as a “party,” and the term “Company” shall mean Escalade and its various subsidiaries and affiliates collectively.

Recitals:

A.       Executive is the Chief Executive Officer and President of Escalade, a Director of Escalade, [and any other positions with Escalade] [and any positions as an officer and/or director of various subsidiaries and affiliates of Escalade]; and

B.       Executive’s employment with the Company [has terminated as of the Effective Date] [will terminate as of ___________, 20__] (the “Employment End Date”); and

C.       Executive and the Company are parties to that certain Executive Severance Agreement dated as of __________, 2020_ (the “Executive Agreement”), which Executive Agreement represents the parties’ mutual agreement with respect to all matters related to Executive’s termination of employment with the Company. All capitalized terms used in this Agreement and not defined herein shall have the meaning set forth in the Executive Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Company and Executive agree as follows:

1.       Termination. Executive hereby affirms his termination from his positions as Chief Executive Officer and President of Escalade, as a Director of Escalade, and from all other executive officer and director positions that he holds with Escalade and any of Escalade’s subsidiaries and their affiliates, effective as of the Employment End Date. Executive acknowledges and agrees as of the Employment End Date he also retires as a trustee or other administrator of any and all Company benefit plans, including without limitation the Company’s retirement plan. Executive and the Company agree that Executive’s resignation as a Director of Escalade is not related to any disagreement between them (other than as may relate to the termination of the Executive’s employment with the Company) that would require disclosure pursuant to Item 5.02(a) of Form 8-K or any successor provision thereto.

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2.       Compensation and Benefits. Provided that Executive fulfills his obligations as set forth in this Agreement, the Company shall pay to Executive the Severance Benefits payable to him in accordance with the applicable terms of Section 4 of the Executive Agreement.

3.       Executive’s Obligations. In consideration of the payments and benefits provided in Section 2 above, Executive will:

(a)       fully cooperate and assist the Company with any litigation matters or regulatory or agency proceedings for which his testimony or cooperation is requested by Company following the Effective Date, provided that he is reimbursed for any reasonable and necessary expenses incurred as a result of his cooperation and assistance, and further provided that the Company and Executive shall discuss in advance of Executive’s providing any such cooperation and assistance the anticipated time commitment that would likely be required of Executive with respect to any such matter and shall mutually determine whether Executive should be compensated for his time and the amount of any such compensation, it being understood and agreed that if the parties cannot reach agreement as to any such compensation, then the Company shall not request, and Executive shall not be required, to provide cooperation and assistance with respect to such litigation or proceeding;

(b)       sign all necessary resignations from the boards of directors and/or all other officer, employee and trustee positions of the Company, but in any event Executive shall be deemed to have resigned any such executive officer, director and trustee positions as of the Employment End Date;

(c)       through the Employment End Date, except as provided in clause (d) below, continue to comply with the Company’s Insider Trading Policy, Code of Ethics and all other Company policies and procedures applicable to employees of the Company including, without limitation, no destruction of any documents belonging to or relating to the Company or Executive’s employment with the Company, whether in paper, electronic, digital or any other format, unless such destruction is approved in advance and observed by an officer of the Company specifically designated and authorized by Escalade’s Board of Directors;

(d)       comply with the Company’s Policy for Recovery of Incentive Compensation through the end of the look back period, which look back period shall be deemed to commence on the Employment End Date and continue for three years thereafter;

(e)       comply with all laws relating to the Company’s business and operations as applicable to Executive and the Company; and

(f)       comply with all covenants contained in the Executive Agreement and in this Agreement, including without limitation Sections 4, 5 and 6 hereof.

4.       Mutual Nondisparagement.

(a)       Executive’s Covenant. Beginning on the Effective Date, Executive shall not make, participate in the making of, or encourage any other person to make, any statements, written or oral, which criticize, disparage, or defame the reputation of, or which embarrass the Company, its subsidiaries and their affiliates or any of their respective present, former or future directors, officers, executives, employees and/or shareholders.

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(b)       Company’s Covenant. Beginning on the Effective Date, the Company shall not, and shall instruct the members of Escalade’s Board of Directors and executive officers not to, make, participate in the making of, or encourage any employees or any other person to make, any statements, written or oral, which criticize, disparage, or defame the reputation of, or which are intended to embarrass, the Executive.

5.       Confidentiality. Executive understands and agrees that:

(a)        Escalade is required to describe the material terms of this Agreement in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission no later than four (4) business days after this Agreement is signed by the Executive and Escalade, and that the Company will attach this Agreement in its entirety as an Exhibit to such public filing;

(b)       Executive has been through the Employment End Date in the course of employment with the Company entrusted with or obtained access to information proprietary to the Company with respect to the following (all of which information is referred to hereinafter collectively as the “Information”): the organization and management of the Company; the names, addresses, buying habits, and other special information regarding past, present and potential customers, employees and suppliers of the Company; customer and supplier contracts and transactions or price lists of the Company and their suppliers; products, services, programs and processes sold, licensed or developed by the Company; technical data, plans and specifications, present and/or future development projects of the Company; financial and/or marketing data respecting the conduct of the present or future phases of business of the Company; computer programs, systems and/or software; ideas, inventions, trademarks, trade secrets, business information, know-how, processes, improvements, designs, redesigns, discoveries and developments of the Company; and other information considered confidential by any of the Company or its customers or suppliers. At all times through the Employment End Date and thereafter, Executive agrees to retain the Information in absolute confidence and not to disclose the Information to any person or organization except as required in the performance of Executive’s duties for the Company as provided in this Agreement, without the express written consent of the Company; provided that Executive’s obligation of confidentiality shall not extend to any Information which becomes generally available to the public other than as a result of disclosure by Executive, and further provided that, pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal;

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(c)       Executive and the Company agree that effective no later than __ days following {length of time will depend upon information that Executive may have at the time of termination} the Employment End Date, Executive will no longer be privy to material, non-public information regarding the Company. Accordingly, the Company agrees that Executive shall not be subject to the Company’s Insider Trading Policy thereafter, provided, however, that if and to the extent that Executive may from time to time acquire knowledge of material, non-public information regarding the Company, Executive acknowledges and agrees that he may not trade based upon such information and must comply with all applicable laws prohibiting insider trading. The Company further agrees that it will not intentionally provide material, non-public information to Executive following the Employment End Date except in connection with such events, actions or circumstances that would require stockholder approval and the Company has made a good faith determination that it is necessary and appropriate to disclose such information to Executive given his then current ownership of Escalade common stock, and that the Company will use its reasonable best efforts to prevent any inadvertent disclosures of material, non-public information to Executive;

(d)               Notwithstanding the foregoing, in the event that the Executive is requested or required by law, regulatory authority or other applicable judicial or governmental order to disclose any Information, the Executive will provide the Company with prompt notice of any such request or requirement (if legally permissible) so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement with respect to non-disclosure of such Information. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the terms hereof as set forth above, the Executive may disclose only that portion of the Information which is legally required; and

(e)       On or promptly following the Employment End Date, Executive will return all Company issued electronic devices (including without limitation, laptops, smart phone, tablets, and similar devices) and Company information to the Company, will no longer access any Escalade data processing or information systems, and will allow the Company to inspect any and all electronic devices, whether owned by the Company or Executive, to delete any and all Company data and access to Company systems from such devices.

6.       Covenant Not to Compete, No Interference; No Solicitation. At all times through the twelfth month following the Employment End Date (or if this period is unenforceable by law, then for such shorter period as shall be enforceable):

(a)       Executive will not engage in any business offering products or services related to the current business of the Company, whether as a principal, partner, joint venture, agent, employee, salesman, consultant, director or officer, where such business or business activity is in competition with the Company in any geographic market where the Company does business; provided, however, that Executive shall not be prohibited from performing services for a subsidiary or division of a competitive business, as long as (i) such subsidiary or division is not in competition with the Company, (ii) the revenues of the competitive business relating to its products and services that are in competition with the Company constitute five percent (5%) or less of its total revenues, and (iii) the Executive abides by all other provisions of this Agreement including without limitation Sections 4, 5, 6(b) and 6(c);

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(b) Executive will not interfere with or adversely affect, either directly or indirectly, the Company’s relationships with any person, firm, association, corporation or other entity which is known by Executive to be, or is included on any listing to which Executive had access during the course of his employment as a customer, client, supplier, consultant or employee of the Company, and Executive will not divert or change, or attempt to divert or change, any such relationship to the detriment of the Company or to the benefit of any other person, firm, association, corporation or other entity; and

(c)       Executive will not induce, seek to induce or participate directly or indirectly with any third party in seeking to induce, any other employee of the Company to terminate his or her employment relationship with the Company, provided, however, that this restriction shall not prohibit Executive from hiring any employee who seeks employment from Executive or any third party with whom Executive may be employed or affiliated with in the future on an unsolicited basis as long as such employment is not in competition with any business or operations of the Company.

Executive acknowledges and agrees that the covenants, restrictions, agreements, and obligations set forth herein are founded upon valuable consideration, and, with respect to the covenants, restrictions, agreements, and obligations set forth in this Section 6 are reasonable in duration and geographic scope. The time period and geographical area set forth in this Section 6 are each divisible and separable, and, in the event that the covenants not to compete and/or not to divert business or employees contained therein are judicially held invalid or unenforceable as to such time period and/or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. Executive agrees that in the event that any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with the Company in requesting such court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, it is agreed that any period of restriction or covenant hereinabove stated shall not include any period of violation or period of time required for litigation or arbitration to enforce such restrictions or covenants.

7.       Tax Liability; Tax Withholding. Executive acknowledges and agrees that he is responsible for the payment of all taxes relating to the consideration to be provided to him as contemplated by this Agreement, including the payment of any taxes relating to his exercise of stock options and his receipt of any stock, cash or other consideration relating to any other equity incentive awards he may have received from the Company. Notwithstanding any other provision of this Agreement, the Company will withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

8.       No Mitigation; No Offset. In no event shall Executive be obligated to seek other employment or to take any other action that would mitigate the amounts payable to Executive under this Agreement. In the event that Executive would obtain subsequent employment, the Company may not offset any compensation or other amounts earned by Executive from such subsequent employment or engagement of his services against the Executive’s entitlements under this Agreement. Moreover, subject to Executive’s compliance with the covenants set forth in Sections 4, 5 and 6 of this Agreement, Executive shall be free to pursue any unsolicited, non-competitive opportunities for employment or services as may arise from the Company’s customers, vendors, employees and affiliates.

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9.       Section 16 Reports. Executive and the Company agree that notwithstanding Executive’s termination as Chief Executive Officer, President and a Director of Escalade as of the Employment End Date, Executive may continue to be subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder for up to six months following the Employment End Date. Accordingly, Executive agrees to provide timely notice to Escalade’s chief financial officer of all transactions undertaken by Executive in Escalade common stock, including the purchase or sale of any shares of Escalade common stock and the exercise of any stock options, during the six month period following the Employment End Date, and the Company shall prepare and file the appropriate Section 16 reports with the Securities and Exchange Commission on behalf of Executive. Upon the conclusion of such six month period, the Company acknowledges that Executive will no longer be deemed an affiliate of the Company and, absent Executive being in possession of material, non-public information concerning the Company, may freely engage in trades of Escalade securities.

10.       Remedies.

(a)       Arbitration; Submission to Jurisdiction. Any dispute that may arise between the Company and Executive relating to this Agreement and the subject matter hereof shall be settled by binding arbitration in accordance with Section 11 of the Executive Agreement.

(b)       Injunctive Relief. Executive agrees that in the event of any actual or threatened breach by him of any of the provisions contained in this Agreement, including those covenants specifically set forth in Sections 3, 4, 5 and 6 hereof, the Company shall be entitled to seek immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. In the event of such injunctive relief, the periods of time referred to in Sections 5 and 6 shall be deemed extended for a period equal to the respective period during which Employee is in breach thereof, in order to provide for injunctive relief and specific performance for a period equal to the full term thereof and the Company shall be entitled to cease its obligations to Executive pursuant to Section 2. In the event that the Company breaches its obligations to make payments and to provide the benefits specified in Section 2 hereof, Executive may seek specific performance in addition to monetary damages and Executive will not be subject to the provisions of Section 4, 5 or 6 hereof. Nothing contained herein shall be construed as prohibiting Executive or the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

11.       Mutual Release. In consideration of the payments and benefits set forth in this Agreement, such payments and benefits being good and valuable consideration:

(a)       Release by Executive. Subject to Section 10(b), Executive, on his own behalf and on behalf of his heirs, administrators, executors, successors, assigns and personal representatives, covenants not to sue and hereby fully and forever releases, acquits and discharges the Company, its shareholders, directors, officers, employees, agents, representatives, insurance carriers, and their successors and assigns (collectively the “Releasees”), from any and all claims, demands, actions and causes of action of every kind, nature or description (collectively “claims”) that Executive may have had, may now have, or may hereafter have against Releasees, including without limitation any and all claims in any way related to or based upon Executive’s employment with the Company through the Effective Date and/or the cessation of Executive’s service as an employee, executive officer and director of the Company, including without limitation any claims for breach of contract, implied contract, promissory estoppel, tortious conduct or claims arising under any federal or state statute or law or local ordinance, including but not limited to: the Age Discrimination in Employment Act as amended (“ADEA”); Older Workers’ Benefit Protection Act (“OWBPA”); Americans with Disabilities Act (“ADA”) as amended; the Family and Medical Leave Act (“FMLA”); Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1991; the Employee Retirement Income Security Act (“ERISA”); 42 U.S.C. § 1981; 29 U.S.C. § 206(d)(1); Section 503 and 504 of the Rehabilitation Disabilities Act; the WARN Act; Indiana’s fair employment practices statutes; any other federal, state or local law dealing with employment discrimination; and any federal or state “Whistleblower” law, existing as of the date of this Agreement. Provided, however, that if the Company was to breach this Agreement, this release would not bar an action by Executive against the Company to enforce its term(s) or any applicable law. In addition, this Section 11(a) shall not affect adversely any benefits to which Executive may be entitled arising out of any social security, workers’ compensation or unemployment laws, or under the terms of any employee pension or welfare or benefit plans or programs of the Company, which may be payable now or in the future to Executive.

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(b)       Acknowledgements by Executive. Executive specifically acknowledges and agrees that: (i) Executive is waiving claims under the foregoing laws, including specifically the ADEA and the OWBPA; (ii) this waiver of any rights or claims is knowing and voluntary; (iii) this Agreement is written in a manner that Executive understands; (iv) the Company has hereby advised Executive to consult with an attorney before executing this Agreement and that Executive has so consulted; (v) the waiver of rights under Section 11(a) does not waive rights or claims arising after the date of this Agreement; (vi) Executive has been given a period of 21 days within which to consider this Agreement; (vii) for a period of seven days following Executive’s execution of this Agreement, Executive may revoke this Agreement and this Agreement will not become enforceable or effective until the revocation period expires; and (viii) the waiver of rights in Section 11(a) is in exchange for consideration in addition to anything of value to which Executive was already entitled to receive.

(c)       Release by the Company. Subject to Section 10(b), the Company, on behalf of itself and its successors and assigns, covenants not to sue and hereby fully and forever releases, acquits and discharges Executive and his successors and assigns, from any and all claims, demands, actions and causes of action of every kind, nature or description (collectively “claims”) that the Company may have had, may now have, or may hereafter have against Executive, including without limitation any and all claims in any way related to or based upon Executive’s employment with the Company, its subsidiaries and affiliates through the Effective Date and/or the cessation of Executive’s service as an executive officer or director of the Company, including without limitation any claims for breach of contract, implied contract, promissory estoppel, tortious conduct or claims arising under any federal or state statute or law or local ordinance, existing as of the date of this Agreement. Provided, however, that if Executive were to breach this Agreement, this release would not bar an action by the Company against Executive to enforce its term(s) or any applicable laws. In addition, this Section 11(c) shall not bar any action by the Company against Executive to enforce the terms of the Company’s Policy for Recovery of Incentive Compensation and/or Section 5(b) of the Executive Agreement.

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(d)       Unknown Claims. This Agreement covers both claims that Executive and/or the Company know about and those that Executive and/or the Company may not know about. The parties hereto expressly waive all rights afforded by any statute that limits the effect of a release with respect to unknown claims, except as to any claims that Executive may have as contemplated by the last two sentences of Section 11(a) or that Company may have as contemplated by the last two sentences of Section 11(c). Each of Executive and the Company understand the significance of its respective release of unknown claims and the waiver of statutory protection against a release of unknown claims. However, this release shall not apply to any claim based on the fraud or intentional misconduct of the other party or to any act that is determined to be a criminal act under any federal, state or local law committed or perpetrated by Executive or the Company at any time prior to and through the Effective Date. Neither Executive nor the Company, based on the knowledge of Escalade’s Board of Directors and of the Company’s executive officers other than Executive, is currently aware of any fraud or intentional misconduct of the other party to this Agreement.

(e)       Future Claims Related to Employee and/or Shareholder Status. Notwithstanding any provision of this Section 11 that may be construed to the contrary, Executive and the Company agree that neither Executive nor the Company waive or release the other party hereto from any claim that may arise based on events occurring after the Effective Date. Executive and the Company further agree that Executive may not, based upon Executive’s status as a shareholder of the Company, assert any claim subsequent to the Effective Date against the Company or any Releasees relating to any potential claim or matter that is the subject of or is otherwise covered by the release granted by Executive in this Agreement or is in any way related to the event of Executive’s retirement from or cessation of employment with the Company.

(f)       Additional Release. If the Employment End Date is a date later than the Effective Date, and provided that Executive has signed and delivered on or promptly after the Employment End Date an additional general release substantially identical in form and substance to the release set forth in this Section 11 (the “Additional Release”) relating to claims arising or that may arise from events on or after the Effective Date through the Employment End Date (the “Continuing Employment Period”), which Additional Release by its terms has become effective and is in material compliance with the terms of this Agreement, the Company further releases Executive, his successors and assigns from any and all claims, demands, actions and causes of action of every kind, nature or description (collectively “claims”) that the Company may have had, may now have, or may hereafter have against Executive, including without limitation any and all claims in any way related to or based upon Executive’s employment with the Company during the Continuing Employment Period and/or the cessation of Executive’s service as an employee of the Company, including without limitation any claims for breach of contract, implied contract, promissory estoppel, tortious conduct or claims arising under any federal or state statute or law or local ordinance, existing as of the date of this Agreement and the Company shall sign and deliver at such time a general release to such effect identical in form and substance to the release contained herein. Provided, however, that if either party were to breach this Agreement, such further release would not bar an action by the non-breaching party against the breaching party to enforce its terms or any applicable laws nor would such release cover any action based on a claim excluded from the release by Section 11(d).

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12.       Future Service as Employee, Executive Officer or Director. Executive agrees that his termination as an employee, executive officer and director of the Company is irrevocable, and that the Company shall have no obligation whatsoever to rehire, reappoint or elect Executive to any such officer, director or other position with the Company. Executive further agrees that if he would seek any such position and is not so hired, nominated, appointed or elected, Executive will not bring a claim against the Company and/or any Releasee for refusal to so hire, nominate, appoint or elect.

13.       Binding Effect; Authority. This Agreement shall bind the Executive’s heirs, executors, administrators, personal representatives, spouse, dependents, successors and assigns. Escalade represents and warrants to Executive that the individual signing this Agreement on behalf of the Company is duly authorized to enter into this Agreement and to bind the Company hereunder.

14.       Non-Admission. This Agreement shall not be construed as an admission by either party of any wrongdoing or any violation of any federal, state or local law, regulation or ordinance, and the parties specifically disclaim any wrongdoing or violation.

15.       Assignability. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Executive, his beneficiaries or legal representatives, without the prior written consent of an executive officer of Escalade.

16.       Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any other written or oral promises concerning the subject matter of this Agreement except as expressly stated otherwise herein or except as expressly stated otherwise in the Executive Agreement. The terms of this Agreement may not be modified other than in a writing signed by the parties.

17.       Governing Law. This Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Indiana without giving effect to provisions thereof regarding conflict of laws.

18.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall together constitute one and the same instrument.

[Signatures on next page]

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In Witness Whereof, the parties have entered into this Agreement as of this __ day of _______, 20__.

EXECUTIVE:

Scott Sincerbeaux

COMPANY:

ESCALADE, INCORPORATED

By:
Name:
Title:

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